Exhibit 99.1

Accentia Biopharmaceuticals Receives Extension of Exclusive

Option to License All Antifungals for Chronic Sinusitis

Tampa, Fla. — July 24, 2006 — Accentia Biopharmaceuticals, Inc. (NASDAQ: ABPI) has signed an amendment to its exclusive option agreement with the Mayo Foundation for Medical Research and Education (Mayo Clinic) to license any and all intranasal antifungals for chronic sinusitis. The amendment extends the exclusive option agreement an additional year and will expire December 6, 2007 beyond the anticipated date of an NDA filing for SinuNase™. Accentia is developing SinuNase under an exclusive worldwide license with the Mayo Clinic for the use of intranasal amphotericin B for refractory chronic sinusitis.

From the date of the amendment’s signing until the expiration of the contract in 2007, Accentia has the exclusive option to license any and all antifungals, including prescription and non-prescription or over-the-counter intranasal products

There is no drug currently approved by the United States Food and Drug Administration (FDA) for the treatment of chronic sinusitis in this country. Yet, there are an estimated 31 million affected patients and approximately 500,000 sinus surgeries performed each year for chronic sinusitis.

“The extension of this exclusive licensing option agreement beyond the anticipated filing date of our NDA is a positive step forward for Accentia, as we continue our development of SinuNase. SinuNase has received Fast Track status from the FDA and is the first and only drug to ever reach the final phase (phase 3) of clinical trials for chronic sinusitis,” said Dr. Frank E. O’Donnell, Jr., Accentia Chairman and Chief Executive Officer. “We currently have approximately 60 clinical sites screening patients for candidates for inclusion in our phase 3 studies. In addition to pursuing prescription antifungal formulations such as SinuNase for severe chronic sinusitis, we are also evaluating the commercialization of non-prescription, over-the-counter formulations with the requisite antimycotic activity for more mildly affected patients.”

Dr. O’Donnell continued, “We have spent substantial time and personnel over the last two years educating specialists about the fungal etiology of chronic sinusitis, and our recent national survey suggests that a significant majority of ENTs and Allergists now have adopted this paradigm shift. These educational efforts have been enhanced by the commercialization of our patented CRS Fungal Profile test which is the only lab test available for the diagnosis of chronic sinusitis.”

Company Update

Accentia recently announced the successful refinancing of a pre-existing $5M mezzanine financing which had reached maturity after 4 years. This refinancing will support its specialty pharmaceuticals business which just launched its first patent-protected product, the MD Turbo. The MD Turbo is the only breath-actuated delivery device for pressured metered dose inhalers (MDIs). It uniquely addresses a large unmet clinical need. There are approximately 80M MDIs dispensed each year for bronchodilators and steroids to the 30M patients with asthma or chronic obstructive pulmonary disease (COPD). Correct administration of these MDIs requires that the patient have rather precise coordination between manual firing of the MDI and the patient’s breathing in. The MD Turbo eliminates this uncertainty of drug delivery by automatically firing the MDI when the patient’s inspiration reaches a predetermined flow rate. This feature helps to get the drug into the lungs. The reception of MD Turbo by payers, physicians and patients has been very positive. MD Turbo is a prescription product dispensed from pharmacies and covered under routine pharmaceutical benefits as opposed to major medical.

Background on Chronic Sinusitis

Chronic sinusitis (CS), also known as chronic rhinosinusitis (CRS), is one of the most common diseases, affecting an estimated 31 million patients in the U.S. alone. Chronic sinusitis is defined as inflammatory disease of the nasal and sinus mucosa that persists for three months or longer. Long-term consequences include the formation of inflammatory polyps in the nose. Symptoms of inflammation caused by chronic sinusitis include nasal congestion, mouth breathing, nasal discharge, and post-nasal drip. Patients often also experience recurrent bouts of acute bacterial sinusitis, characterized by fever, malaise and pain that require treatments with systemic oral antibiotics and which cause them to miss work or miss school. Although these acute bacterial superinfections typically respond to antibiotics, the chronic underlying condition does not.

The diagnosis and treatment of the underlying chronic sinusitis (CS) or chronic rhino sinusitis (CRS) remains challenging. As we mentioned earlier, there are no prescription pharmaceuticals, including any antibiotics, approved for this condition. Furthermore, the FDA has instructed manufacturers of over-the-counter (OTC) decongestant products claiming to treat sinus disease to stop making these claims for their products by April 2007.

Diagnosis of CS/CRS is based on the patient’s history, nasal endoscope examination, and a CT scan of the sinuses. A major obstacle to the rational design of a laboratory diagnostic and pharmaceutical treatment has been the lack of a plausible theory of causation. Accentia Biopharmaceuticals’ efforts to develop and commercialize a standard diagnostic test and treatment for chronic sinusitis is based on research at the Mayo Clinic and subsequently published in peer-reviewed journals.

Why Mold Can Cause Problems

Mayo Clinic investigators discovered that Alternaria, a ubiquitous, normally innocuous mold that colonizes the mucus of the nose and sinus of virtually everybody, elicits in many patients with chronic sinusitis an eosinophilic (inflammatory) response, characterized by the release of a Major Basic Protein (MBP) in the mucus. This protein damages the mucosal lining of the nose and sinuses, and leads to inflammatory changes in mucosal tissues characteristic of chronic sinusitis. In these patients with chronic sinusitis, the MBP of mucin is elevated, while it is undetectable in those who are not susceptible (“normals”), or in patients who have just seasonal or perennial allergic rhinitis.

Based on their laboratory observations and results, investigators at Mayo developed a unique diagnostic test for chronic sinusitis, which involved testing mucin for MBP. Accentia is making this diagnostic available commercially as CRS Fungal Profile™. This reference lab test is intended to be an adjunct to the clinical and radiological diagnosis of chronic sinusitis.

Intranasal Application of Amphotericin B

Investigators at Mayo and elsewhere have published small clinical studies on the efficacy and safety of using a low dose antifungal applied intra-nasally. In particular, they have reported on the use of a lavage of 0.01% Amphotericin B for the treatment of the symptoms and signs of chronic sinusitis. With the inciting role that the fungal antigen plays in the chronic inflammatory response of the mucosa, it appears that a muco-administered antifungal takes a few weeks to maximize the response. In one published study at Geneva University, for example, intranasal amphotericin B 0.01% was applied for four weeks, and among patients with partial nasal obstruction from polyposis, about 50% of patients had complete resolution of their polyps.

Under an IND, Accentia is now developing a low dose intranasal lavage formulation of Amphotericin B (SinuNase™) for the treatment of the signs and symptoms of chronic sinusitis. The initial study population is in refractory patients who have undergone sinus surgery for chronic sinusitis but who are struggling with recurrent chronic sinusitis. These four-month randomized, double-blind, placebo-controlled clinical trials are designed to test the efficacy and safety of this particular intranasal antifungal for this indication. One of the compelling reasons that Accentia chose Amphotercin B is that it has an extremely low absorption across mucus membranes. Since, in this situation, absorption of the drug into the sinus mucosa is not needed, SinuNase’s desired site of action will be confined to the mucus layer.

More information on the diagnostic CRS Fungal Profile™ is available by calling Accentia’s laboratory partner, IMMCO, at 800-537-8378. For more information on Accentia and SinuNase please visit www.accentia.net.

About Accentia Biopharmaceuticals, Inc.

Accentia Biopharmaceuticals, Inc. is a biopharmaceutical company focused on the development and commercialization of late-stage clinical products in the therapeutic areas of respiratory disease and oncology. Two of these products are SinuNase™ and BiovaxID. The Company’s SinuNaseTM product, in development to treat chronic sinusitis (rhinosinusitis), is a novel application and formulation of a known anti-fungal licensed from the Mayo Foundation for Medical Education and Research. BiovaxID is a patient-specific anti-cancer vaccine focusing on the treatment of follicular non-Hodgkin’s lymphoma. BiovaxID, which is being developed by Accentia’s subsidiary Biovest International, Inc., is currently in a Phase 3 clinical trial. In addition, Accentia’s growing specialty pharmaceutical business, TEAMM Pharmaceuticals, has a portfolio of currently marketed products plus a pipeline of additional products under development by third parties. For further information, please visit our web site: www.accentia.net.

Forward-Looking Statements

Statements in this release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, statements about Accentia and any other statements relating to products, product candidates, and product development programs. Such statements may include, without limitation, statements with respect to the Company’s plans, objectives, expectations and intentions and other statements identified by words such as “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans” or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results of Accentia to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties related to the progress, timing, cost, and results of clinical trials and product development programs; difficulties or delays in obtaining regulatory approval for product candidates; competition from other pharmaceutical or biotechnology companies; and the additional risks discussed in filings with the Securities and Exchange Commission. All forward-looking statements are qualified in their entirety by this cautionary statement, and Accentia does not undertake any obligation to revise or update this news release to reflect events or circumstances after the date hereof.

Contact:

Accentia Biopharmaceuticals, Inc., Tampa, FL

Sherran Brewer, 866-481-9020

sbrewer@accentia.net

or

The Investor Relations Group, New York

Investors:

Adam Holdsworth/Kevin Murphy, 212-825-3210

aholdsworth@investorrelationsgroup.com

or

Public Relations:

Lynn Granito, 212-825-3210

lgranito@investorrelationsgroup.com